Exhibit 10.12

FOURTH AMENDMENT TO THE 2006 ITT EDUCATIONAL SERVICES, INC. EQUITY

COMPENSATION PLAN

WHEREAS, the shareholders of ITT Educational Services, Inc. (the “Company”) approved the 2006 ITT Educational Services, Inc. Equity Compensation Plan (the “Plan”) on May 9, 2006; and

WHEREAS, the Plan was subsequently amended by a First Amendment, which was adopted by the Board of Directors of the Company (the “Board”) on October 24, 2006, in certain respects not requiring shareholder approval; and

WHEREAS, the Plan was further amended by a Second Amendment, which was adopted by the Board on July 24, 2007, in certain respects not requiring shareholder approval; and

WHEREAS, the Plan was further amended by a Third Amendment, which was adopted by the Board on November 24, 2010, except for Sections 8, 10 and 11 which were adopted by the Board on January 17, 2011, in certain respects not requiring shareholder approval; and

WHEREAS, the Compensation Committee of the Board has made a final binding determination regarding the proper interpretation of the definition of “Change in Control” under the Plan with respect to the impact of certain types of transactions and has recommended that the Board adopt an amendment to the Plan reflecting such determination; and

WHEREAS, the Board now desires to further amend the Plan in certain respects that do not require shareholder approval.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Section 2(g)(i) of the Plan is hereby amended to read as follows:

(g) “Change in Control” means the occurrence of one or more of the following:

(i) (A) The acquisition by any person (within the meaning of Section 13(d) of the Exchange Act), other than the Company, a Subsidiary or any employee benefit plan sponsored by the Company or a Subsidiary, of a beneficial ownership directly or indirectly of 20 percent or more of the outstanding common shares of the Company; provided, however, that an increase in the percentage of the outstanding common shares of the Company beneficially owned by any person (within the meaning of Section 13(d) of the Exchange Act) solely as a result of a reduction in the number of shares of the Company’s common stock then outstanding due to the repurchase by the Company of such common stock shall not constitute a Change in Control; provided further that, for the avoidance of doubt, any subsequent acquisition of shares of Company common stock by any person (within the meaning of Section 13(d) of the Exchange Act) as a result of which immediately following such acquisition such person beneficially owns

(within the meaning of Section 13(d) of the Exchange Act) 20 percent or more of the outstanding common shares of the Company shall constitute a Change in Control; or (B) the purchase by any person (within the meaning of Section 13(d) of the Exchange Act), other than the Company, a Subsidiary or any employee benefit plan sponsored by the Company or a Subsidiary, of shares pursuant to a tender offer or exchange offer to acquire common stock of the Company (or securities convertible into common stock) for cash, securities or any other consideration, provided that after consummation of the offer, the person in question is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 15 percent or more of the outstanding common stock of the Company (calculated as provided in paragraph (d) of Rule 13d-3 under the Exchange Act in the case of rights to acquire common stock);

2. This Fourth Amendment to the Plan shall become effective upon its adoption by the Board.

Adopted by the Board of the Directors of ITT Educational Services, Inc. on January 23, 2012